Exhibit 99.1

Royal Gold Reports Record Annual Revenue, Cash Flow and Volume

DENVER, COLORADO.  AUGUST 8, 2018: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports a fiscal year 2018 net loss of $113.1 million, or ($1.73) per basic share, on record revenue of $459.0 million and record operating cash flow of $328.8 million. Reported earnings included the negative impact of US tax reform legislation totaling $0.47 per share and several non-cash items (including a non-cash impairment of $239.1 million relating to the Pascua-Lama project) totaling $3.03 per share. Absent these items, adjusted net income(1) was $115.1 million, or $1.76 per share, up 14% from the prior year.

Fiscal 2018 Highlights Compared to Fiscal 2017:

•                  Record revenue of $459.0 million, an increase of 4%

•                  Record operating cash flow of $328.8 million, an increase of 23%

•                  Record volume of 354,000 GEO’s(2), an increase of 1%

•                  Final $250.0 million outstanding on revolving credit facility paid off

•                  Dividends paid of $64.1 million, an increase of 4%

•                  Average gold price of $1,297 per ounce, in line with the prior year

The Company reports net income of $26.7 million, or $0.41 per share, on revenue of $116.2 million in its fiscal fourth quarter ended June 30, 2018 (“fourth quarter”).  Reported earnings included further impacts of US tax reform legislation totaling $0.01 per share and a non-cash functional currency election totaling $0.01 per share. Absent these items, adjusted net income(1) was $27.6 million, or $0.43 per share, up 39% from the prior year quarter.

Fourth Quarter Highlights Compared to Prior Year Quarter:

•                  Revenue of $116.2 million, an increase of 7%

•                  Operating cash flow of $77.0 million, an increase of 17%

•                  Volume of 89,000 GEOs,(2) an increase of 3%

•                  Dividends paid of $16.4 million, an increase of 4%

•                  Repaid remaining $75.0 million outstanding under revolving credit facility

•                  Average gold price of $1,306 per ounce, up 4%

(1)         Adjusted Net Income is a non-GAAP measure.  Please see page 15 for reconciliation.

(2)         Gold Equivalent Ounces, (“GEOs”) are calculated as revenue divided by the average gold price for the same period. GEOs net of stream payments were 289,300 in fiscal 2018 and 72,000 in the fourth quarter, compared to 280,800 in the prior fiscal year and 71,000 in the prior fourth quarter, respectively.

“Fiscal 2018 performance was solid, steady, and successful as evidenced by the second straight year of record revenue, cash flow and volume,” commented Tony Jensen, President and CEO.  “Looking forward to fiscal 2019,  we anticipate several positive catalysts,  including the beginning of production at Cortez Crossroads, the early deployment of the Peñasquito Pyrite Leach Project, production improvements at Rainy River, and progress at the pilot pre-oxidation plant at Pueblo Viejo, as well as a preliminary economic assessment at the Peak Gold joint venture (“Peak Gold”).

Recent Developments

Mount Milligan

As previously reported, Centerra Gold Inc. (“Centerra”) temporarily suspended mill operations at Mount Milligan on December 27, 2017 due to insufficient fresh water.  Mill operations restarted on February 5, 2018 with a single ball mill, and the second ball mill restarted on March 23, 2018. For the quarter ended June 30, 2018, mill throughput averaged 47,000 tonnes per calendar day (roughly 52,000 tonnes per operating day), and the process plant operated for 30 consecutive days averaging greater than 60,000 tonnes per day.

Our fourth quarter results were not impacted by the temporary shutdown of the mill processing facility. Due to the timing of shipments and deliveries of gold and copper, we expect the impact of the temporary shutdown to be reflected in Royal Gold’s first fiscal quarter 2019 results, as some of the deliveries of gold and copper that were expected in July and August 2018  have been deferred to a later date.

On August 1, 2018, Centerra reported that Mount Milligan continues to face potential limitations due to water supply, a situation exacerbated by minimal inflow from snow melt and less than expected precipitation experienced in 2018, and that it applied to British Columbia regulators to access additional water sources through July 2020.  Centerra also reported that if regulatory approvals to access water sources are not received as expected, the Mount Milligan mill would need to reduce production to conserve water.  In that case, Centerra reported that one ball mill would be operated at a throughput of approximately 30,000 tonnes per day for the fourth calendar quarter of 2018.

Repayment of Golden Star Loan Facility

On June 29, 2018, a subsidiary of Golden Star Resources, Ltd. repaid its $20 million term loan obligation to Royal Gold, including accrued interest, well in advance of its May 2019 maturity.

Separate from the term loan facility, Royal Gold’s wholly owned subsidiary RGLD Gold AG has a streaming interest on 10.5% of the gold at Wassa and Prestea until 240,000 ounces are delivered and 5.5% thereafter.  Through March 31, 2018, Wassa and Prestea have delivered approximately 61,500 ounces of gold to Royal Gold.

Purchase of 1.75% NSR on Mara Rosa

On June 29, 2018, Royal Gold’s wholly owned subsidiary RG Royalties, LLC, acquired a 1.75%

Net Smelter Return (“NSR”) royalty on Amarillo Gold’s Mara Rosa gold project in Goias State, Brazil for $10.8 million.  This interest is in addition to the 1.00% NSR royalty previously acquired by another wholly owned subsidiary of Royal Gold.  The new Mara Rosa royalty agreement includes a right of first refusal on future financing opportunities based on production from the project.

Purchase of Shares of Contango Ore

On June 28, 2018, Royal Gold acquired 682,556 shares of common stock of Contango ORE, Inc. (“CORE”) for consideration of $26 per share, pursuant to a Stock Purchase Agreement entered into on April 5, 2018 between Royal Gold and certain individual stockholders of CORE.  Royal Gold expects to acquire a second and final tranche of 127,188 shares of CORE common stock pursuant to the Stock Purchase Agreement at a subsequent closing.

Fiscal 2018 Overview

Fiscal 2018 record revenue of $459.0 million included stream revenue of $324.5 million and royalty revenue of $134.5 million. The Company had inventory of approximately 22,000 ounces of gold and 573,000 ounces of silver at June 30, 2018, as previously announced, compared to 14,000 ounces of gold and 537,000 ounces of silver at June 30, 2017.

Fiscal 2018 cost of sales was approximately $83.8 million, compared to $87.3 million in fiscal 2017. The decrease was primarily due to decreased gold sales from Mount Milligan and Andacollo. Cost of sales is specific to our stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative expenses increased to $35.5 million in fiscal 2018 from $33.4 million during the prior year.  The increase during the current period was primarily due to an increase in legal and litigation costs.

Exploration costs, which are specific to exploration and advancement of Peak Gold, decreased to $8.9 million in fiscal 2018, from $12.9 million in fiscal 2017. As of June 30, 2018, Royal Gold held a 40% membership interest in Peak Gold.

Depreciation, depletion and amortization expense increased to $163.7 million in fiscal 2018, from $159.6 million in fiscal 2017. The increase was primarily attributable to higher gold sales from Wassa and Prestea.

Interest and other income decreased to $4.2 million in fiscal 2018 from $9.3 million in fiscal 2017. The decrease was primarily due to a gain on a former interest, as well as consideration received as part of a legal settlement and termination of a non-principal royalty during fiscal 2017.

Interest and other expense decreased to $34.2 million in fiscal 2018 from $36.4 million in the prior year as the Company paid off the outstanding balance under our revolving credit facility.

We recognized income tax expense totaling $14.8 million in fiscal 2018, compared with $26.4 million during fiscal 2017.  Given the fiscal 2018 accounting loss, this resulted in an effective tax rate of (14.1%) for the fiscal year, compared with 22.2% in the prior period.

At June 30, 2018, we had current assets of $125.8 million compared to current liabilities of $51.4 million resulting in working capital of $74.4 million.  This compares to current assets of $143.6 million and current liabilities of $34.3 million at June 30, 2017, resulting in working capital of $109.3 million.  The decrease in our current assets primarily resulted from a decrease in our income tax receivable due to a tax refund received from a foreign taxing authority of approximately $21 million during the fiscal year.

During fiscal 2018, liquidity needs were met from $375.2 million in net revenue and our available cash resources.  The Company repaid the remaining $250.0 million balance outstanding under the revolving credit facility, and as of June 30, 2018, the full $1.0 billion in borrowing capacity was available.  Working capital, combined with the Company’s undrawn revolving credit facility, resulted in approximately $1.1 billion of total liquidity at June 30, 2018.

Fourth Quarter Overview

Fourth quarter revenue was $116.2 million compared to $108.9 million in the prior year quarter. Stream and royalty revenue totaled $83.5 million and $32.7 million, respectively, for the fourth quarter.  Revenue increased due to higher gold and copper prices as well as increased stream sales from Mount Milligan and Publeo Viejo, partially offset by lower metal sales from Wassa and Prestea, and Andacollo.

Fourth quarter ending inventory was comprised of 22,000 gold ounces and 573,000 silver ounces, reflecting a slight inventory drawdown from the prior quarter, offsetting the deferral of certain deliveries from Mount Milligan associated with the temporary shutdown which occurred in early calendar 2018.

Fourth quarter cost of sales of $22.2 million was above the $19.7 million recorded in the prior year quarter, driven by higher portfolio gold and silver sales.

General and administrative expenses increased to $10.9 million in the fourth quarter, compared to $9.9 million in the prior year quarter.  The increase was primarily related to an increase in legal and litigation costs.

We recognized an income tax expense totaling $4.7 million in the fourth quarter, compared with an income tax expense of $7.7 million in the prior year quarter.  This resulted in an effective tax rate of 16% in the current period, compared with 31% in the prior year quarter.

PROPERTY HIGHLIGHTS

A summary of fourth quarter, annual and historical production reported by operators of our stream and royalty properties can be found on Tables 1, 2 and 3.  Calendar year 2018 operator production estimates for certain properties in which we have interests compared to actual production at those properties through June 30, 2018 can be found on Table 4.  Results of our streaming business for the fourth quarter, compared to the prior year quarter, can be found on Table 5.  Highlights at certain of the Company’s principal producing and development properties during the fourth quarter, compared to the prior year quarter, are detailed in our Annual Report on Form 10-K.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production based interests.  As of August 1, 2018, the Company owns interests on 191 properties on six continents, including interests on 40 producing mines and 18 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note:  Management’s conference call reviewing the fourth quarter and fiscal year results will be held on Thursday, August 9, 2018, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

Fourth Quarter Earnings Call Information:

Dial-In Numbers:                                                              855-209-8260 (U.S.); toll free

855-669-9657 (Canada); toll free

412-542-4106 (International)

Conference Title:                                                              Royal Gold

Webcast URL:                                                                            www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about solid, steady and successful performance evidenced by record revenue, cash flow and volume, positive catalysts including the beginning of production at Cortez Crossroads, the early deployment of the Peñasquito Pyrite Leach Project, progress at the pilot pre-oxidation plant at Pueblo Viejo, production improvements at Rainy River, a preliminary economic assessment by Peak Gold, the impact of the temporary shutdown and subsequent restart of mill processing operations at Mount Milligan, the impact of recent and future potential shutdowns and reduced production at Mount Milligan, operators’ production estimates for calendar year 2018 and their estimates of reserves and mineralized material, and the expectation to acquire additional shares of Contango ORE, Inc. common stock.  Net gold and metal reserves attributable to Royal Gold’s stream, royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any stream, royalty or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies and mine plans, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s stream and royalty properties; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delays in securing or inability to secure or maintain necessary governmental permits; decisions and activities of the operators of the Company’s stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials, water or power; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; economic and market conditions; changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to such interests, and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information:  Certain information provided in this press release, including production estimates for calendar 2018, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for, the accuracy, completeness or fairness of such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1

Fourth Quarter

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		June 30, 2018			June 30, 2017
			Reported				Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue		Production(1)
Stream:
Mount Milligan		$32,145				$31,575
	Gold		20,700	oz.			19,800	oz.
	Copper		1.64	Mlbs.			2.57	Mlbs.
Pueblo Viejo		$27,563				$19,678
	Gold		13,200	oz.			10,500	oz.
	Silver		616,300	oz.			374,500	oz.
Wassa and Prestea	Gold	$3,755	2,800	oz.		$7,952	6,300	oz.
Andacollo	Gold	$16,289	12,400	oz.		$18,699	14,900	oz.
Other(2)		$3,737			$	N/A
Total stream revenue		$83,489				$77,904

Royalty:
Peñasquito		$5,447				$6,752
	Gold		79,600	oz.			133,300	oz.
	Silver		4.96	Moz.			5.65	Moz.
	Lead		26.61	Mlbs.			27.39	Mlbs.
	Zinc		73.73	Mlbs.			85.72	Mlbs.
Cortez	Gold	$332	3,900	oz.		$1,562	16,600	oz.
Other(2)	Various	$26,967	N/A			$22,716	N/A
Total royalty revenue		$32,746				$31,030
Total Revenue		$116,235				$108,934

TABLE 2

Fiscal Year 2018

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Fiscal Years Ended			Fiscal Years Ended
		June 30, 2018			June 30, 2017
			Reported				Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue		Production(1)
Stream:
Mount Milligan		$133,534				$136,736
	Gold		77,700	oz.			103,400	oz.
	Copper		10.35	Mlbs.			2.57	Mlbs.
Pueblo Viejo		$95,055				$91,589
	Gold		49,200	oz.			50,700	oz.
	Silver		1.88	Moz.			1.56	Moz.
Andacollo	Gold	$57,413	44,400	oz.		$60,251	47,800	oz.
Wassa and Prestea	Gold	$29,804	23,000	oz.		$25,435	20,300	oz.
Other(2)		$8,710			$	N/A
Total stream revenue		$324,516				$314,011

Royalty:
Peñasquito		$25,886				$26,687
	Gold		375,800	oz.			556,300	oz.
	Silver		20.89	Moz.			20.71	Moz.
	Lead		122.15	Mlbs.			125.21	Mlbs.
	Zinc		348.48	Mlbs.			317.77	Mlbs.
Cortez	Gold	$8,155	77,700	oz.		$6,504	64,200	oz.
Other(2)	Various	$100,485	N/A			$93,612	N/A
Total royalty revenue		$134,526				$126,803
Total revenue		$459,042				$440,814

TABLE 3

Operators’ Historical Production

				Reported Production For The Quarter Ended(1)
Property	Operator	Stream/Royalty	Metal(s)	Jun. 30, 2018		Mar. 31, 2018		Dec. 31, 2017		Sep. 30, 2017		Jun. 30, 2017
Stream:

Mount Milligan(3)	Centerra	35% of payable gold	Gold	20,700	oz.	25,800	oz.	12,600	oz.	18,600	oz.	19,800	oz.
		18.75% of payable copper	Copper	1.64	Mlbs.	4.33	Mlbs.	1.80	Mlbs.	2.58	Mlbs.	2.57	Mlbs.

Pueblo Viejo(4)	Barrick (60%)	7.5% of gold produced up to 990,000 ounces; 3.75% therafter	Gold	13,200	oz.	8,500	oz.	14,500	oz.	12,900	oz.	10,500	oz.
		75% of payable silver up to 50 million ounces; 37.5% therafter	Silver	616,300	oz.	260,800	oz.	469,600	oz.	536,600	oz.	374,500	oz.

Andacollo	Teck	100% of gold produced up to 900,000 ounces delivered; 50% therafter	Gold	12,400	oz.	5,400	oz.	17,000	oz.	9,700	oz.	14,900	oz.

Wassa and Prestea(5)	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% therafter	Gold	2,800	oz.	6,300	oz.	6,800	oz.	7,100	oz.	6,300	oz.

Royalty:

Peñasquito	Goldcorp	2.0% NSR
			Gold	79,600	oz.	91,200	oz.	71,100	oz.	134,000	oz.	133,300	oz.
			Silver	4.96	Moz.	4.96	Moz.	5.06	Moz.	5.91	Moz.	5.65	Moz.
			Lead	26.61	Mlbs.	25.98	Mlbs.	33.40	Mlbs.	36.16	Mlbs.	27.39	Mlbs.
			Zinc	73.73	Mlbs.	87.95	Mlbs.	94.42	Mlbs.	92.38	Mlbs.	85.72	Mlbs.

Cortez	Barrick	GSR1 and GSR2, GSR3, NVR1	Gold	3,900	oz.	18,900	oz.	25,000	oz.	29,900	oz.	16,600	oz.

FOOTNOTES

Tables 1, 2 and 3

(1)         Reported production relates to the amount of metal sales that are subject to our stream and royalty interests for the stated period, as reported to us by operators of the mines.

(2)         Individually, no stream or royalty included within the “Other” category contributed greater than 5% of our total revenue for the entire period.

(3)         Reflects the October 20, 2016 amendment to our Mount Milligan streaming agreement. Prior to the amendment, Royal Gold held a 52.25% gold stream.  Gold concentrate that was in transit at October 20, 2016 was delivered to us under the 52.25% gold stream.  Royal Gold began receiving gold and copper deliveries reflecting the amended stream agreement in April 2017.

(4)         The first silver stream deliveries from Pueblo Viejo were in March 2016, with the first silver sales made during the June 2016 quarter. Royal Gold began receiving gold and copper deliveries reflecting the amended stream agreement in April 2017.

(5)         The gold stream percentage at Wassa and Prestea increased to 10.5% from 9.25%, effective January 1, 2018.

TABLE 4

Calendar 2018 Operator’s Production Estimate vs Actual Production

	Calendar 2018 Operator’s Production			Calendar 2018 Operator’s Production
	Estimate(1)			Actual(2),(3)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(4)	66,700			27,100
Mount Milligan(5)	175,000 - 195,000			75,900		22.6 million
Copper			40 - 47 million
Pueblo Viejo(6)	585,000 - 615,000	Not provided		264,000	Not provided
Wassa and Prestea(7)	230,000 - 255,000			118,800
Royalty:
Cortez GSR1	48,300			22,200
Cortez GSR2	2,200			600
Cortez GSR3	50,500			22,800
Cortez NVR1	31,600			13,500
Peñasquito(8)	310,000	Not provided		171,000	9.6 million
Lead			160 million			53.8 million
Zinc			300 million			166.2 million

(1)

Production estimates received from our operators are for calendar 2018. There can be no assurance that production estimates received from our operators will be achieved. Please refer to our cautionary language regarding forward-looking statements and the statement regarding third party information contained in this press release, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2017 Form 10-K for information regarding factors that could affect actual results.

(2)	Actual production figures shown are from our operators and cover the period January 1, 2018 through June 30, 2018.

(3)

Actual production figures for Cortez are based on information provided to us by Barrick Gold Corporation, and actual production figures for Andacollo, Mount Milligan, Pueblo Viejo, Peñasquito (gold) and Wassa and Prestea are the publicly reported figures of the operators of those properties.

(4)	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.

(5)	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.

(6)

The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest gold produced from Pueblo Viejo. The operator did not provide estimated silver production.

(7)	The estimated gold production figures shown for Wassa and Prestea are payable gold in concentrate and doré.

(8)	The estimated and actual gold production figures shown for Peñasquito are payable gold in concentrate. The operator did not provide estimated silver production.

TABLE 5

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2018		June 30, 2017		June 30, 2018	June 30, 2017
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	14,200	20,700	19,900	19,800	300	100
Andacollo	15,200	12,400	12,600	14,900	7,400	100
Pueblo Viejo	9,200	13,200	12,900	10,500	9,200	12,900
Wassa and Prestea	5,700	2,800	5,300	6,300	3,900	1,000
Rainy River	2,800	2,300	—	—	800	—
Total	47,100	51,400	50,700	51,500	21,600	14,100

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2018		June 30, 2017		June 30, 2018	June 30, 2017
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	540,200	616,300	536,800.00	374,500.00	540,200	536,800
Rainy River	32,300	42,600	—	—	32,300	—
Total	572,500	658,900	536,800.00	374,500.00	572,500	536,800

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2018		June 30, 2017		June 30, 2018	June 30, 2017
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	1.64	1.64	2.57	2.57	—	—

	Years Ended		Years Ended		As of	As of
	June 30, 2018		June 30, 2017		June 30, 2018	June 30, 2017
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	78,000	77,700	96,000	103,400	300	100
Andacollo	51,700	44,400	47,900	47,800	7,400	100
Pueblo Viejo	45,400	49,200	52,600	50,700	9,200	12,900
Wassa and Prestea	25,900	23,000	19,900	20,300	3,900	1,000
Rainy River	6,800	5,900	—	—	800	—
Total	207,800	200,200	216,400	222,200	21,600	14,100

	Years Ended		Years Ended		As of	As of
	June 30, 2018		June 30, 2017		June 30, 2018	June 30, 2017
Silver Stream	Purchases (Moz.)	Sales (Moz.)	Purchases (Moz.)	Sales (Moz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	1.89	1.88	1.78	1.56	540,200	536,800
Rainy River	0.08	0.06	—	—	32,300	—
Total	1.97	1.94	1.78	1.56	572,500	536,800

	Years Ended		Years Ended		As of	As of
	June 30, 2018		June 30, 2017		June 30, 2018	June 30, 2017
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	10.35	10.35	2.57	2.57	—	—

ROYAL GOLD, INC.

Consolidated Balance Sheets

(In thousands except share data)

	June 30, 2018	June 30, 2017
ASSETS
Cash and equivalents	$88,750	$85,847
Royalty receivables	26,356	26,886
Income tax receivable	40	22,169
Stream inventory	9,311	7,883
Prepaid expenses and other	1,350	822
Total current assets	125,807	143,607
Stream and royalty interests, net	2,501,117	2,892,256
Other assets	55,092	58,202
Total assets	$2,682,016	$3,094,065
LIABILITIES
Accounts payable	$9,090	$3,908
Dividends payable	16,375	15,682
Income tax payable	18,253	5,651
Withholding taxes payable	3,254	3,425
Other current liabilities	4,411	5,617
Total current liabilities	51,383	34,283
Debt	351,027	586,170
Deferred tax liabilities	91,147	121,330
Uncertain tax positions	33,394	25,627
Other long-term liabilities	13,796	6,391
Total liabilities	540,747	773,801
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,360,041 and 65,179,527 shares outstanding, respectively	654	652
Additional paid-in capital	2,192,612	2,185,796
Accumulated other comprehensive (losses) income	(1,201)	879
Accumulated (losses) earnings	(89,898)	88,050
Total Royal Gold stockholders’ equity	2,102,167	2,275,377
Non-controlling interests	39,102	44,887
Total equity	2,141,269	2,320,264
Total liabilities and equity	$2,682,016	$3,094,065

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands except for per share data)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Revenue	$116,235	$108,934	$459,042	$440,814

Costs and expenses
Cost of sales	22,212	19,682	83,839	87,265
General and administrative	10,910	9,903	35,464	33,350
Production taxes	700	429	2,268	1,760
Exploration costs	3,849	4,450	8,946	12,861
Depreciation, depletion and amortization	42,317	39,851	163,696	159,636
Impairments of royalty interests	—	—	239,364	—
Total costs and expenses	79,988	74,315	533,577	294,872

Operating income (loss)	36,247	34,619	(74,535)	145,942

Interest and other income	756	753	4,170	9,302
Interest and other expense	(8,268)	(10,819)	(34,214)	(36,378)
Income (loss) before income taxes	28,735	24,553	(104,579)	118,866

Income tax expense	(4,728)	(7,717)	(14,772)	(26,441)
Net income (loss)	24,007	16,836	(119,351)	92,425
Net loss attributable to non-controlling interests	2,643	3,184	6,217	9,105
Net income (loss) attributable to Royal Gold common stockholders	$26,650	$20,020	$(113,134)	$101,530

Net income (loss)	$24,007	$16,836	$(119,351)	$92,425
Adjustments to comprehensive income (loss), net of tax
Unrealized change in market value of available-for-sale securities	(1,222)	303	(2,080)	879
Comprehensive income (loss)	22,785	16,533	(121,431)	93,304
Comprehensive loss attributable to non-controlling interests	2,643	3,184	6,217	9,105
Comprehensive income (loss) attributable to Royal Gold stockholders	$25,428	$19,717	$(115,214)	$102,409

Net income (loss) per share available to Royal Gold common stockholders:
Basic earnings (loss) per share	$0.41	$0.31	$(1.73)	$1.55
Basic weighted average shares outstanding	65,318,461	65,175,663	65,291,855	65,152,782
Diluted earnings (loss) per share	$0.41	$0.31	$(1.73)	$1.55
Diluted weighted average shares outstanding	65,507,651	65,320,719	65,291,855	65,277,953
Cash dividends declared per common share	$0.25	$0.24	$0.99	$0.95

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$24,007	$16,836	$(119,351)	$92,425
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation, depletion and amortization	42,317	39,851	163,696	159,636
Amortization of debt discount and issuance costs	3,845	3,623	15,046	13,825
Non-cash employee stock compensation expense	2,322	3,224	8,279	9,983
Impairments of royalty interests	—	—	239,364	—
Deferred tax benefit	(1,260)	7,822	(32,843)	1,556
Other	3	(236)	(197)	(4,874)
Changes in assets and liabilities:
Royalty receivables	1,439	(5,516)	530	(6,883)
Stream inventory	3,388	(1,259)	(1,428)	1,606
Income tax receivable	1,110	(6,939)	22,130	(13,056)
Prepaid expenses and other assets	(411)	(948)	2,813	(1,691)
Accounts payable	6,112	1,435	5,173	(206)
Income tax payable	5,822	2,897	12,601	2,475
Withholding taxes payable	(398)	6,860	(171)	1,411
Uncertain tax positions	(3,222)	1,290	7,767	8,631
Other liabilities	(8,059)	(3,019)	5,415	2,015
Net cash provided by operating activities	$77,015	$65,921	$328,824	$266,853

Cash flows from investing activities:
Acquisition of stream and royalty interests	(10,800)	—	(11,812)	(203,721)
Repayment of Golden Star term loan	20,000	—	20,000	—
Purchase of available-for-sale securities	(17,869)	—	(17,869)	—
Other	342	2,102	(909)	3,605
Net cash (used in) provided by investing activities	$(8,327)	$2,102	$(10,590)	$(200,116)

Cash flows from financing activities:
Repayment of revolving credit facility	(75,000)	(50,000)	(250,000)	(95,000)
Net payments from issuance of common stock	(540)	192	(4,042)	(2,426)
Common stock dividends	(16,363)	(15,681)	(64,118)	(61,396)
Debt issuance costs	(83)	(3,340)	(180)	(3,340)
Borrowings from revolving credit facility	—	—	—	70,000
Purchase of additional royalty interest from non-controlling interest	—	(1,056)	—	(2,518)
Other	2,672	(381)	3,009	(2,843)
Net cash used in financing activities	$(89,314)	$(70,266)	$(315,331)	$(97,523)
Net (decrease) increase in cash and equivalents	(20,626)	(2,243)	2,903	(30,786)
Cash and equivalents at beginning of period	109,376	88,090	85,847	116,633
Cash and equivalents at end of period	$88,750	$85,847	$88,750	$85,847

SCHEDULE A

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted Net (Loss) Income Reconciliation

Management of the Company uses adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of adjusted net income (loss) allows investors and analysts to understand the results relating to receipt of revenue from its royalty interests and purchase and sale of gold from its streaming interests by excluding certain items that have a disproportionate impact on our results for a particular period.  The net income (loss) adjustments are presented net of tax generally at the Company’s statutory effective tax rate.  Management’s determination of the components of adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.  Net income (loss) attributable to Royal Gold stockholders is reconciled to adjusted net income (loss) as follows:

	Three Months Ended	Years Ended
	June 30,	June 30,
	(Unaudited, in thousands)	(Unaudited, in thousands)
	2018	2018

Net income (loss) attributable to Royal Gold common stockholders	$26,650	$(113,134)

Preliminary impacts of U.S. tax legislation	475	30,675
Income tax foreign currency election	375	16,407
Increase in uncertain tax positions	125	6,050
Impairments royalty interests, net of tax	—	175,056

Adjusted net income attributable to Royal Gold common stockholders	$27,625	$115,054

Net income (loss) attributable to Royal Gold common stockholders per basic share	$0.41	$(1.73)

Preliminary impacts of U.S. tax legislation	0.01	0.47
Income tax foreign currency election	0.01	0.25
Increase in uncertain tax positions	—	0.09
Impairments royalty interests, net of tax	—	2.68

Adjusted net income attributable to Royal Gold common stockholders per basic share	$0.43	$1.76

Net income (loss) attributable to Royal Gold common stockholders per diluted share	$0.41	$(1.73)

Preliminary impacts of U.S. tax legislation	0.01	0.47
Income tax foreign currency election	0.01	0.25
Increase in uncertain tax positions	—	0.09
Impairments royalty interests, net of tax	—	2.68

Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.43	$1.76